UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2007

Baldor Electric Company

Exact name of registrant as specified in its charter

Missouri	01-07284	43-0168840
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No

5711 R. S. Boreham, Jr., St Fort Smith, Arkansas	72901
Address of principal executive offices	Zip Code

479-646-4711

Registrant’s telephone number, including area code

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As reported in its Current Report on Form 8-K filed on November 9, 2006, Baldor Electric Company (“Baldor”) entered into a commitment letter with BNP Paribas in connection with the financing of Baldor’s proposed acquisition of the Reliance Electric industrial motors business and Dodge mechanical power transmission business of Rockwell Automation, Inc. pursuant to a definitive agreement dated November 6, 2006 (the “Acquisition”). Under the commitment letter, BNP Paribas has committed to fund Baldor’s new $1.2 billion senior secured credit facility, subject to certain conditions, consisting of a $1.0 billion term loan and a $200.0 million revolving credit facility, and provide, subject to certain conditions, the additional financing required for the Acquisition through a $900 million bridge loan facility in the event that sufficient funds are not raised through separate securities financing transactions to pay the purchase price for the Acquisition. A copy of Baldor’s commitment letter with BNP Paribas is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Orders and sales grew at a slower pace during October and November compared to earlier in 2006, but improved during December, resulting in increased sales for the fourth quarter 2006 compared to the same period in 2005. The strongest growth came from sales of industrial motors, particularly in premium energy-efficient motors and large motors. Generator sales improved slightly for the quarter, and drives sales were flat.

Baldor currently expects fourth quarter 2006 diluted earnings per share to be similar to fourth quarter 2005 diluted earnings per share, after deducting adjustments to self-insurance liabilities and income tax liabilities in the fourth quarter of 2005.

Because the fourth quarter has recently ended, this information is, by necessity, preliminary in nature and based only upon preliminary information available to us as of the date of this prospectus supplement. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not discussed herein.

ITEM 8.01 OTHER EVENTS

Baldor is intending to file with the Securities and Exchange Commission today an Automatic Shelf Registration Statement on Form S-3 to register debt securities, preferred stock and common stock. Baldor intends to commence offerings of senior notes, preferred stock and common stock and intends to use the proceeds from these offerings, together with $1.0 billion in term loan borrowings under its new senior secured credit facility referred to above and the issuance of shares of common stock to Rockwell Automation, Inc. to pay the purchase price for the Acquisition, to repay substantially all existing indebtedness and to pay fees and expenses for the transactions (collectively, the “Transactions”).

The prospectus forming part of the registration statement on Form S-3 will include (i) unaudited pro forma combined condensed financial information of Baldor for the year ended December 31, 2005 and as of and for the nine months ended September 30, 2006 that give effect to the Transactions and (ii) the audited financial statements of the Power Systems Group of Rockwell Automation, Inc. as of September 30, 2006 and 2005 and for each of the three years in the period ended September 30, 2006, which are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Baldor may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Baldor has filed with the SEC for more complete information about Baldor and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Baldor will arrange to send you the prospectus after filing if you request it by calling Baldor’s Investor Relations Department at 479-646-4711.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Businesses Acquired.

The audited financial statements of the Power Systems Group of Rockwell Automation, Inc. as of September 30, 2006 and 2005 and for each of the three years in the period ended September 30, 2006 are attached as an exhibit hereto and listed in Item 9.01(d).

(b) Pro Forma Financial Information.

The unaudited pro forma combined condensed financial information of Baldor giving effect to the Transactions for the year ended December 31, 2005 and as of and for the nine months ended September 30, 2006 is attached as an exhibit hereto and listed in Item 9.01(d).

(c) Shell Company Transactions.

Not applicable.

(d) Exhibits.

See the Index of Exhibits attached to this Form 8-K, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baldor Electric Company
(Registrant)

Date January 8, 2007	/s/ Ronald E. Tucker
Ronald E. Tucker
President, Chief Financial Officer and Secretary
(Principal Financial Officer)

INDEX OF EXHIBITS

Exhibit No.	Description
10.1	Commitment Letter Between Baldor Electric Company and BNP Paribas dated as of November 2, 2006

23.1	Consent of Independent Auditors

99.1

Unaudited Pro Forma Condensed Combined Financial Information of Baldor Electric Company giving effect to the Transactions for the year ended December 31, 2005 and as of and for the nine months ended September 30, 2006

99.2	Audited Financial Statements of the Power Systems Group of Rockwell Automation, Inc. as of September 30, 2006 and 2005 for each of the three years in the period ended September 30, 2006